Exhibit 10.6

AMENDMENT OF THE

3M PERFORMANCE UNIT PLAN —

409A Compliance

WHEREAS, 3M has adopted and maintains the 3M Performance Unit Plan (hereinafter referred to as the “Plan”), which Plan is intended to provide long-term incentive compensation to key management employees of the Company based upon the Company’s attainment of long-term performance and growth criteria; and

WHEREAS, the Company wishes to amend the Plan to ensure that the Plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

RESOLVED, pursuant to the authority contained in Section 12 of the Plan, such Plan shall be and it hereby is amended as follows, effective January 1, 2009:

1)                                      Section 13(a) is amended to read as follows:

(a)  For purposes of this Section 13, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:

(i) “Code” means the Internal Revenue Code of 1986, as amended.

2)             Section 13(c) is amended to read as follows:

(b)  For purposes of this Section 13, a Change in Control of the Company shall be deemed to have occurred only if there is a “change in the ownership of 3M,” “change in effective control of 3M,” and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treas. Reg. Section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

3)             Section 13(f) is amended to read as follows:

(f)  In the event that the payments made pursuant to this Section 13 are finally determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to each Participant an additional amount such that the net amount retained by such Participant, after allowing for the amount of such excise tax and any additional federal, state and local income taxes paid on the additional amount, shall be equal to the value of the Performance Units distributed to such Participant pursuant to this Section 13.  Payment of this additional amount shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant remits the related taxes.

4)             Section 13(g) is amended to read as follows:

(g)  The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his rights under this Section 13 or in connection with any income tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to the payments made pursuant to this Section 13, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Section 13.  Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses.